Exhibit (e)(2)

NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (“Agreement”), effective March 28, 2023 (“Effective Date”), is by and between Genentech Inc., with offices at 1 DNA Way, South San Francisco, California 94080 (“Genentech”) and 89bio, Inc., with offices at 142 Sansome Street, 2nd Floor, San Francisco, California 94104 (“Company”).

WHEREAS, Genentech and Company, directly or through their Affiliates, desire to exchange Information for the purpose of evaluating each party’s interest therein and/or in a potential transaction (the “Purpose”).

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the parties agree as follows:

1.	The following definitions shall apply:

(a)	“Affiliate” means:

(i)	an organization that directly or indirectly controls Genentech or Company; or

(ii)	an organization that is directly or indirectly controlled by Genentech or Company; or

(iii)	an organization that is controlled, directly or indirectly, by the ultimate parent company of Genentech or Company,

except that Chugai Pharmaceutical Co., Ltd (“Chugai”) and its subsidiaries shall not be considered an Affiliate of Genentech unless and until Genentech provides written notice to Company specifying Chugai and/or its subsidiaries as an Affiliate of Genentech.

Control as per (i), (ii), and (iii) is defined as owning greater than fifty percent (>50%) of the voting stock of a company or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organization.

(b)

“Information” means the existence of this Agreement or any investigations, discussions or negotiations that may be taking place concerning a possible transaction between the parties or their respective Affiliates, and confidential information which (A) with respect to Genentech, consists of scientific, business and financial information, and material terms contained within term sheets and/or draft agreements between the parties and (B) with respect to Company, consists of information related to Company’s FGF21 asset (Pegozafermin), business and financial information, and material terms contained within term sheets and/or draft agreements between the parties, and in each case, provided by either party or its Affiliates (the “Disclosing Party”) to the other party or its Affiliates (the “Receiving

Party”) (a) provided in writing to the other party and marked “Confidential,” or (b) disclosed orally and confirmed in writing to the other party within thirty (30) days of such oral disclosure and specifying with particularity the non-written Information that is subject to this Agreement, provided, however, that any Information not marked as confidential but that is of such a nature that a reasonable person would assume it to be proprietary and confidential, shall be considered to be “Information” for purposes of this Agreement and shall be subject to the restrictions on use and disclosure herein.

Notwithstanding the foregoing, Company’s Information hereunder excludes information related to the identity (including chemical identity), chemical structure, or sequence (amino acid or nucleic acid) of any compound, biological target, biological marker and/or therapeutic agent, and/or manufacturing processes, assay protocols and/or clinical trial designs (excluded information collectively, “Further Information”), unless and until such Further Information is provided to Genentech as instructed in a separate writing (including via email) from Genentech. Further Information shall be considered Information if disclosed in accordance with this Section. If Further Information is not disclosed in accordance with this Section, it shall not be considered Information.

Notwithstanding anything to the contrary in this Agreement, Information shall not include information that

(i)	was known to the Receiving Party or its Affiliates prior to receipt hereunder as evidenced by written records; or

(ii)	is or becomes, through no actions or omissions of the Receiving Party or its Affiliates available to the public; or

(iii)	is developed by the Receiving Party or its Affiliates independently of the Information disclosed hereunder as evidenced by written records; or

(iv)	is made available to the Receiving Party or its Affiliates by a third party having a lawful right to do so.

2.

Neither party is obliged to disclose all or any part of its Information. Each party warrants that it has the full and unconditional right to disclose such Information that it discloses to the other party.

3.

For a period of five (5) years from the Effective Date (as defined above), the Receiving Party (which in the case of Genentech includes receipt of Company Information directly by its Affiliates) agrees:

(a)	not to use the Disclosing Party’s Information for any purpose other than the Purpose;

(b)

to hold the Information in confidence using the same degree of care used to protect its own confidential information from unauthorized use or disclosure and not to disclose such Information to any third party without the prior written consent of the Disclosing Party, except as provided in Section 3(c) below; and

(c)

to disclose the Disclosing Party’s Information only to its and its Affiliates’ consultants or agents who have a need to access the Information to accomplish the Purpose and who are bound by obligations of confidentiality and use with respect to such Information that are at least as restrictive as those in this Agreement.

Each party to this Agreement shall be responsible and liable for its and its Affiliates and their respective agents’ and consultants’ breaches of these obligations of confidentiality and non-use which constitute a breach of this Agreement.

4.

The obligations of Section 3 of this Agreement shall not apply to Information, which is required to be disclosed pursuant to (a) a mandatory filing to be made with any authority, including a stock exchange on which a party or its Affiliates’ stock is then traded, or (b) a judicial or governmental order, provided that the Receiving Party gives the Disclosing Party sufficient notice, if possible, to permit the Disclosing Party to seek a protective order or other similar order with respect to such Information.

5.

Each party understands and acknowledges that a party may have in the past, may currently be, or may in the future be engaged in research, development and commercialization activities relating to the subject matter of the Disclosing Party’s Information, either internally or with a third party. Accordingly, nothing in this Agreement will be construed by implication or otherwise as preventing the Receiving Party, during the term of this Agreement or thereafter, from (a) either internally or with a third party, engaging in research, development and commercialization activities relating to the subject matter of the Disclosing Party’s Information, and (b) evaluating compounds of third parties relating to the subject matter of the Disclosing Party’s Information, provided that in each case of (a) and (b), the Receiving Party does not use the Disclosing Party’s Information in connection therewith in a manner inconsistent with the obligations under this Agreement.

6.

Nothing herein shall be construed as (i) giving the Receiving Party or its Affiliates any right in or to the Disclosing Party’s Information; (ii) granting any license under any intellectual property rights owned or controlled by the Disclosing Party; or (iii) representing any commitment by either party to enter into any additional agreement, by implication or otherwise.

7.

Neither party shall (i) issue a press release or make any other public statement that references this Agreement, or (ii) use the other party’s or its Affiliates’ names or trademarks for publicity or advertising purposes, except with the prior written consent of the other party.

8.

Each Receiving Party shall destroy all copies of the Information received from the Disclosing Party hereunder upon any expiration or termination of this Agreement; provided however, that Information existing on any backup, back-end, or archiving system, or in electronic files that are not reasonably accessible, and which cannot be reasonably deleted from such systems or files within thirty (30) days after the request, may be retained until such time as they are subject to routine deletion or destruction provided that confidentiality is maintained in accordance with this Agreement. Such Information may also be retained if it is subject to a legal duty or request from a regulatory authority provided that such Information may only be retrieved, accessed, or used for this purpose and only while such duty to retain is continuing.

9.

This Agreement shall constitute the entire understanding between the parties with respect to the subject matter hereof and supersedes any and all other agreements and understandings between the parties, whether oral or written, with respect to the subject matter hereof. This Agreement may only be modified in a writing signed by both parties.

10.

If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed modified to the extent necessary to allow enforcement, and all other portions of this Agreement shall remain in full force and effect.

11.

This Agreement shall be construed and interpreted in accordance with the laws of Delaware without regard to its choice of law principles. Any disputes under this Agreement may be brought to the courts of Delaware and the parties hereby consent to the jurisdiction and venue of these courts.

12.

This Agreement will expire two (2) years after the Effective Date, unless earlier terminated upon written notice of either party. The obligations of confidentiality and non-use shall survive expiration or termination of this Agreement as set forth in Section 3.

13.

Each party agrees that monetary damages may be an inadequate remedy for any material breach of this Agreement and that any such breach may cause the other party irreparable harm. Accordingly, each party agrees that, in the event of any breach or threatened breach of this Agreement and in addition to any other remedies at law or in equity it may have, the non-breaching party may be entitled to seek equitable relief, including injunctive relief and specific performance.

14.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Execution of this Agreement by exchanging facsimile, PDF, or e-Signature (as defined below) signatures (e.g., by using DocuSign) shall have the same legal force and effect as the exchange of wet signatures. Pursuant to this

Agreement, e-Signature shall mean a signature that consists of one or more letters, characters, numbers or other symbols in digital form incorporated in, attached to or associated with the electronic document, that (i) is unique to the person executing the signature; (ii) the technology or process used to make the signature is under the sole control of the person making the signature; (iii) the technology or process can be used to identify the person using the technology or process; and (iv) the electronic signature can be linked with an electronic document in such a way that it can be used to determine whether the electronic document has been changed since the electronic signature was incorporated in, attached to or associated with the electronic document.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Genentech, Inc.	89bio, Inc.

By:	/s/ Ajay Narasimha	By:	/s/ Ryan Martins

Print Name:	Ajay Narasimha	Print Name:	Ryan Martins
Title:	Site Head	Title:	CFO
Immunology & Infectious Disease Partnering

FIRST AMENDMENT TO NON-DISCLOSURE AGREEMENT

This is the first amendment (“Amendment”), effective as of March 10th 2025 (“Amendment Effective Date”), to the Non-Disclosure Agreement, between Genentech, Inc. with offices at 1 DNA Way, South San Francisco, California 94080 (“Genentech”) and 89bio, Inc. with offices at 655 Montgomery Street, Suite 1500, San Francisco, California, 94111 (“Company”) dated March 28, 2023 (the “Agreement”). Capitalized terms used in this Amendment and not otherwise defined will have the same meaning as set forth in the Agreement.

The parties hereby agree as follows:

1.	The Agreement is hereby amended by replacing the first sentence of Section 12 of the Agreement in its entirety with the following:

“This Agreement will expire on March 28, 2027, unless earlier terminated upon written notice of either party.”

2.	Except as amended by this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

3.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. For purposes of executing this Amendment, a facsimile (including a PDF image delivered via email) copy of this Amendment, including the signature pages, will be deemed an original.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

89bio, Inc.		Genentech, Inc.

By:	/s/ Francis Sarena	By:	/s/ Tom Zioncheck

Francis Sarena	Tom Zioncheck
Print Name	Print Name

Chief Operating Officer	Head gRED Business Development, Pharma Partnering
Title	Title